Exhibit 10.4.2

SECOND AMENDMENT TO REORGANIZATION AGREEMENT

This Second Amendment to Reorganization Agreement (“Amendment”) is entered into as of July 11, 2005, by and among ConocoPhillips, Duke Capital LLC and Duke Energy Field Services, LLC.

Recitals

ConocoPhillips, Duke Capital LLC and Duke Energy Field Services, LLC are parties to a Reorganization Agreement dated May 26, 2005 (as amended, the “Agreement”) Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Agreement.

The Empress System was damaged by a windstorm that struck parts of the Empress System on June 21, 2005. As a result of such damage, the Parties desire to revise the Empress Target Closing Date in accordance with the terms of this Amendment and to enter into the agreements referenced in the following provisions of this Amendment.

NOW THEREFORE, in and for the terms and provisions hereof and other good and valuable consideration, the Parties agree as follows:

1. Definitions. Article I is amended as follows:

(a) The definition of “Empress Target Closing Date” is deleted in its entirety and the following is substituted in lieu thereof:

“Empress Target Closing Date” shall mean the first Business Day of the month following the month in which the Empress System Election Date occurs.

(b) The following definitions are added to Article I:

“Empress System Election Date” shall have the meaning set forth in Section 7.16(b)(ii).

“Expanded Capabilities” shall have the meaning set forth in Section 7.16(b)(i).

“Restoration Activities” shall have the meaning set forth in Section 7.16(b)(i).

“Restoration Period” shall have the meaning set forth in Section 7.16(b)(iii)(C).

“Windstorm” shall have the meaning set forth in Section 7.16(a).

2. Section 7.16(a). Clause (iv) of Section 7.16(a) is amended by inserting the phrase:

“(excluding any Material Adverse Effect resulting from the windstorm that struck the Empress System on June 21, 2005 (the “Windstorm”))”

after the first reference to “Material Adverse Effect” contained therein.

3. Sections 7.16(b) and (c). Section 7.16(b) is amended by renumbering the same a Section 7.16(c) (and any references in the Agreement to such 7.16(b) shall be deemed to refer to such section as renumbered to be Section 7.16(c)) and by inserting the following as the new Section 7.16(b):

(b) (i) COP has already commenced and shall continue to pursue expeditiously to completion (subject to clause (ii) below) the design, repair and replacement of components of the Empress System damaged by the Windstorm and the return of the Empress System to its normal operations and capabilities as they existed prior to the Windstorm (the “Restoration Activities”). The Restoration Activities include removing the damaged cooling tower, installing temporary coolers and removing such temporary coolers once the permanent new cooling tower is installed and fully operational, and constructing and installing a permanent new cooling tower and related facilities. COP shall consult with Duke regarding the Restoration Activities and shall consider Duke’s views in formulating and executing COP’s plan for the conduct of the Restoration Activities, including any improvement or expansion of the cooling capabilities of such new permanent cooling tower and related facilities (the “Expanded Capabilities”).

(ii) The earlier of (i) the date three Business Days after COP provides Duke written notice that the temporary coolers have been installed and the Empress System has been returned to, and has been operating for a period of 5 consecutive days at, its normal operations and capabilities as they existed prior to the Windstorm or (ii) July 31, 2005, is herein referred to as the “Empress System Election Date”. On or before the Empress System Election Pate, Duke shall provide COP with definitive and irrevocable written notice of whether it elects to have the ES Transferor transfer the Empress System Business to Duke and Duke Transferee (in which case, subject to the provisions of Section 7.16(a), Duke and the Duke Transferee shall pay the Empress System Amount to the ES Transferee). If Duke does not so elect by the Empress System Election Date, Duke’s option to make such election shall lapse and be of no further effect (in which case, notwithstanding anything to the contrary in this Agreement, Duke and the Duke Transferee shall keep the Empress System Amount).

(iii) If the Empress Closing occurs, then:

(A) Duke will take over from COP the Restoration Activities as of the Empress Closing Date and COP shall take such actions as are reasonably necessary to transition the Restoration Activities to Duke as of the Empress Closing Date. Duke shall provide to COP periodically invoices, drafts and other documentation evidencing costs incurred by Duke in prosecuting to completion the Restoration Activities and COP shall reimburse the Duke Indemnified Parties from and against such costs arising out of the Restoration Activities, other than additional costs associated with the Expanded Capabilities.

(B) COP shall indemnify and hold harmless the Duke Indemnified Parties from and against any claims, demands and causes of action relating to periods prior to the Empress Closing Date asserted by any party to the contracts, agreement and leases assigned to the Duke Transferee pursuant to the System Business Assignment and pursuant to which such party is seeking to recover damages or other amounts arising out of the shutdown of the Empress System due to the effects of the Windstorm including any failure to perform under such contract, agreement or lease and all Liabilities arising out of such claims, demands and causes of action. For clarity purposes, the indemnification provided in this Section 7.16(b)(iii) shall not be subject to the provisions of Article X.

(C) The Empress System Amount shall be reduced by an amount equal to (1) the sum of $100,000 per day for each day occurring during the period (the “Restoration Period”) commencing (and including) July 1, 2005 and ending as of (and including) the Empress Closing Date less (2) the sum of $21,000 per day for each day occurring during the Restoration Period.

4. Miscellaneous. This Amendment may be executed in one or more counterparts, all of which shall be considered one and same agreement, and shall be effective when the one or more counterparts have been signed by each Party and delivered (including by facsimile) to the other Parties.

Executed and delivered on the date first set forth above.

CONOCOPHILLIPS

By:	/s/ John E. Lowe
Name:	John E. Lowe
Title:	Executive Vice President

DUKE CAPITAL LLC

By:	/s/ Paul H. Barry
Name:	Paul H. Barry
Title:	Vice President

DUKE ENERGY FIELD SERVICES, LLC

By:	/s/ Brent L. Backes
Name:	Brent L. Backes
Title:	Vice President, General Counsel and Secretary

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